                       Filed pursuant to Rule 424 (b)(5):
                               File No. 33-43481
                               File No. 33-54747

        Pricing Supplement No. 35 dated November 14, 1995 (to Prospectus Supplement dated March 2, 1995 and Prospectus dated February 28, 1995).


                                   XTRA, Inc.

                           Series C Medium-Term Notes

                         Due From 9 Months to 30 Years
                               From Date of Issue

                            Guaranteed as to Payment
                             of Principal, Premium,
                            if any, and Interest by

                                XTRA Corporation
                                      and
                              XTRA Missouri, Inc.

                          ----------------------------

Original Issue Date:    November 17, 1995

Principal amount:       $5,000,000

Book Entry:             X

Certificated:           N/A

Interest Rate (if fixed rate):  6.70%

Stated Maturity:        November 17, 2004

Issue price (as a percentage of principal amount):      N/A

Selling Agent's commission (%):      .600%

Purchasing Agent's discount or commission (%):          N/A

Net Proceeds to the Company (%):     $4,970,000

Initial Redemption Date (if any):    N/A

Redemption Prices:                   N/A

Interest Payment Dates:         April 1 and October 1

Regular Record Dates:           March 15 and September 15

Floating Rate Notes:

        Interest Rate basis (if floating):

        _____Commercial Paper
        _____Prime Rate
        _____LIBOR
        _____Treasury Rate
        _____CD Rate
        _____Federal Funds Rate
        _____Other

        Index Maturity:

        Spread:

        Spread Multiplier:

        Maximum Interest Rate:

        Minimum Interest Rate:

        Interest Reset Date:

        Initial Interest Ra/b17963/ate:

        Interest Determination Date(s):

        Calculation Date(s):

        Calculation Agent:

Use of Proceeds:

         The proceeds of the Note will be used to repay in part outstanding short-term borrowings under a Revolving Credit and Term Loan Agreement with Bank of America, National Trust and Savings Association, as Agent. The maturity date of the revolving period under the Revolving Credit Agreement is June 30, 1997, with final maturity of the term period on June 30, 2002. The current interest rate on borrowings to be repaid is 6.0%. Borrowings under the Revolving Credit and Term Loan Agreement being repaid were used to finance capital expenditures and working capital needs as well as the acquisition of certain assets of Matson Leasing Company.